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                                                Filed Pursuant to Rule 424(B)(3)
                                                Registration No. 333-121263

                   FINAL TERMS NO. 1649 DATED 03 OCTOBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $50,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2007,
CURRENTLY TOTALING A$3,074,177,000.00  (A$1,378,859,000.00 INCLUDING BUY BACKS)


                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

1. (i)   Issuer:                           Queensland Treasury Corporation

   (ii)  Guarantor:                        The Treasurer on behalf of the
                                           Government of Queensland

2.       Benchmark line:                   2007

                                           (to be consolidated and form a
                                           single series with QTC 8% Global A$
                                           Bonds due 14 September, 2007 , ISIN
                                           US748305BA60)

3.       Specific Currency or              AUD ("A$")
         Currencies:

4. (i)   Issue price:                      102.271%

   (ii)  Dealers' fees and commissions     No fee or commission is payable in
         paid by Issuer:                   respect of the issue  of the bond(s)
                                           described in this Pricing Supplement.
                                           Instead, QTC pays fees and
                                           commissions in accordance with the
                                           procedure described in the QTC
                                           Offshore and Onshore

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                                           Fixed Interest Distribution Group
                                           Operational Guidelines.

5.       Specified Denominations:          A$1,000

6. (i)   Issue Date:                       06 October 2006

   (ii)  Record Date (date on and from     6 March/6 September.  Security will
         which security is Ex-interest):   be ex-interest on and from7 March/7
                                           September

   (iii) Interest Payment Dates:           14 March/14 September

7.       Maturity Date:                    14 September 2007

8.       Interest Basis:                   8 per cent Fixed Rate

9.       Redemption/Payment Basis:         Redemption at par

10.      Change of Interest Basis or       Not Applicable
         Redemption/Payment Basis:

11.(i)   Status of the Bonds:              Senior and rank pari passu with other
                                           senior, unsecured debt obligations
                                           of QTC

   (ii)  Status of the Guarantee:          Senior and ranks pari passu with all
                                           its other unsecured obligations

12.      Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

   (i)   Rate(s) of Interest:              8 per cent per annum payable
                                           semi-annually in arrears

   (ii)  Interest Payment Date(s):         14 March and 14 September in each
                                           year up to and including the Maturity
                                           Date

   (iii) Fixed Coupon Amount(s):           A$40 per A$1,000 in nominal amount

   (iv)  Determination Date(s):            Not Applicable

   (v)   Other terms relating to the       None
         method of calculating interest
         for Fixed Rate Bonds:

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                        PROVISIONS RELATING TO REDEMPTION

14.      Final Redemption Amount:         A$1,000 per bond of A$1,000
                                          Specified Denomination

15.      Early Redemption Amount(s)       Not Applicable
         payable on redemption for
         taxation reasons or on event of
         default and/or the method of
         calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                   Permanent Global Note not
                                          exchangeable for Definitive Bonds

17.      Additional Financial Centre(s)   Not Applicable
         or other special provisions
         relating to Payment Dates:

18.      Talons for future Coupons or     No
         Receipts to be attached to
         Definitive Bonds (and dates on
         which such Talons mature):

19.      Other terms or special           Not Applicable
         conditions:
                                  DISTRIBUTION

20.(i)   If syndicated, names and         Not Applicable
         addresses of Managers and
         underwriting commitments:

   (ii)  Date of Dealer Agreement:        03 October 2006 (the "Trade Date")

   (iii) Stabilizing Manager(s) (if any): Not Applicable

21.      If non-syndicated, name and      Deutsche Capital Markets Australia Ltd
         address of relevant Dealer:      Level 18, Grosvenor Place
                                          255 George Street
                                          Sydney NSW 2000

22.      Whether TEFRA D or TEFRA C       TEFRA Not Applicable
         rules applicable or TEFRA rules
         not applicable:

23.      Additional selling               Not Applicable
         restrictions:

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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:______________________________
         Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                            Bourse de Luxembourg.

(ii)  Admission to trading:               Application has been made for the
                                          bonds to be admitted to trading on
                                          the regulated market of the Bourse de
                                          Luxembourg with effect from the Issue
                                          Date.

2.    RATINGS

      Ratings:                            The bonds to be issued have been
                                          rated:

                                          S&P:         AAA
                                          Moody's:     Aaa

                                          An obligation rated 'AAA' by S&P has
                                          the highest credit rating assigned by
                                          Standard & Poor's. The obligor's
                                          capacity to meet its financial
                                          commitment on the obligation is
                                          extremely strong.

                                          Obligations rated Aaa by Moody's are
                                          judged to be of the highest quality
                                          with minimal credit risk.

                                          A credit rating is not a
                                          recommendation to buy, sell or hold
                                          securities and may be revised or
                                          withdrawn by the rating agency at any
                                          time. Each rating should be evaluated
                                          independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)  Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:           Not Applicable.

5.    YIELD

      Indication of yield:                6.01%

                                          Calculated as 7 basis points less than
                                          the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its  Domestic A$ Bond Facility
                                          on the Trade Date.

                                          The yield is calculated on the
                                          Trade Date on the basis of the Issue
                                          Price. It is not an indication of
                                          future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BA60

(ii)  Common Code:                        006524273

(iii) CUSIP Code:                         748305BA6

(iv)  Any clearing system(s) other than   Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream
      Banking, societe anonyme and the
      relevant identification number(s):

(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   Not Applicable
      Paying  Agent(s) (if any):